American Safety Insurance Holdings, Ltd.
Reports Fourth Quarter and Year End Results

Book Value Per Diluted Share Increased to $29.00, a 13.9% Increase Year Over Year

HAMILTON, Bermuda, March 9, 2011 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported net earnings of $10.6 million, or $.99 per diluted share, for the 2010 fourth quarter, compared to $6.9 million, or $.65 per diluted share, for the same period in 2009.  Net earnings for the twelve months ended 2010 were $30.5 million, or $2.87 per diluted share, compared to $24.3 million, or $2.30 per diluted share, for the same period of 2009.

Financial highlights for the quarter included:

•	Gross written premiums increased 38.4% to $73.7 million.
•	Total revenues increased 27.5% to $66.2 million.
•	Net investment income increased 4.4% to $8.0 million.
•	The combined ratio was 101.4% compared to 99.2% for the same 2009 quarter.

Financial highlights for the year included:

•	Gross written premiums increased 9.5% to $277.6 million.
•	Total revenues increased 16.9% to $239.3 million.
•	Net investment income increased 5.2% to $32.1 million.
•	The combined ratio was 100.3% compared to 99.4% for the 2009 year.
•	Cash flow from operations increased 11.7% to $59.6 million.
•	Book value increased 13.9% to $29.00 per diluted share.
•	Return on average equity (adjusted for realized and unrealized gains and losses from investments) for 2010 increased to 10.9% from 10.8% in 2009.

Fourth Quarter Results

The growth in gross written premiums is attributable to newer products, the addition of underwriting teams, the surety acquisition and new programs. Total revenue increased from $51.9 million in the 2009 quarter to $66.2 million due to higher net earned premiums and increased investment income partially offset by lower fee income.

Net operating earnings for the quarter increased to $10.4 million from $7.6 million in 2009 due primarily to a $3.6 million tax benefit that includes a reversal of the remaining valuation allowance established in 2008. Net operating earnings is a non-GAAP financial measure defined by the Company as net earnings adjusted for net realized gains/(losses), net of applicable taxes.

The combined ratio was 101.4%, composed of a loss ratio of 59.8% and an expense ratio of 41.6%. The loss ratio increased to 59.8% from 55.2% for the same quarter 2009. The 2010 and 2009 loss ratios include $0.8 million and $4.5 million, respectively, of favorable development on prior year loss reserves. The expense ratio improved to 41.6% from 44.0% due primarily to economies of scale associated with increased net earned premiums.

Year End Results

The growth in gross written premiums is attributable to the same factors noted in the Fourth Quarter Results. Gross written premiums in 2009 included $43.4 million from a specialty program that was non-renewed in 2010 and was 100% reinsured. Total revenue increased from $204.7 million in 2009 to $239.3 million in 2010 due to higher net earned premiums and increased investment income offset partially by lower fee income.

Net operating earnings increased to $28.7 million from $25.1 million in 2009 due primarily to a $2.1 million tax benefit that includes a reversal of the remaining valuation allowance.  Investment income increased $1.6 million and net earned premiums increased $32.2 million contributing to the increased net operating earnings.   Net realized gains on investments for 2010 were approximately $2.3 million pre-tax, compared to net realized gains on investments of $0.2 million during 2009.

The combined ratio was 100.3% composed of a loss ratio of 59.9% and an expense ratio of 40.4%.  The loss ratio increased to 59.9% from 57.9% for the 2009 and includes development on prior accident year loss reserves of $0.4 million compared to $4.5 million in 2009 of favorable development. The improvement in the expense ratio from 41.5% to 40.4% is attributable to economies of scale associated with increased net earned premiums, partially offset by a decline in fee income.

Commenting on the results, Stephen R. Crim, Chief Executive Officer, said: “We finished 2010 with a solid quarter driven by premium growth from the execution of our product diversification strategy which contributed to the 9.5% growth in gross written premium and favorably impacted the Company’s expense ratio.  Looking forward to 2011, we expect the market to remain competitive, placing upward pressure on the combined ratio.  Our diversification strategy, however, should create modest premium growth, which we expect to be in the 5% range.”

Conference Call

A conference call to discuss fourth quarter and year end 2010 results is scheduled for Thursday, March 10, 2011 at 9:00 a.m. (Eastern Standard Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.bm.  If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call. A transcript of the call will be available on the Company’s website beginning several days after the call.

This report contains forward-looking statements and non-GAAP financial measures.  The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, combined ratio, premium growth, acquisitions and new products and the impact of new accounting standards.  Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectability of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions.

About Us:
American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc. and Victore Insurance Company.  As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:
American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Patrick Driscoll
scrim@amsafety.bm	patrick.driscoll@amsafety.com
(441) 542-7933	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries
Financial and Operating Highlights
(Unaudited)  (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
INCOME STATEMENT DATA: Revenues:
Direct earned premiums	$55,941	$58,877	$172,659	$160,057
Assumed earned premiums	10,861	6,895	29,151	26,991
Ceded earned premiums	(13,582)	(25,791)	(58,382)	(60,798)
Net earned premiums	53,220	39,981	143,428	126,250

Net investment income	8,265	7,331	24,099	22,850
Net realized gains	560	61	2,080	298
Fee income	1,474	1,250	3,722	3,368
Other income (loss)	(260)	(40)	(230)	44
Total revenues	63,259	48,583	173,099	152,810

Expenses:
Losses and loss adjustment expenses	31,378	23,074	86,030	74,322
Acquisition expenses	12,393	7,843	31,218	26,920
Other underwriting expenses	9,996	10,366	29,672	27,682
Interest expense	586	828	2,030	2,379
Corporate and other expenses	965	651	2,431	2,076
Total expenses	55,318	42,762	151,381	133,379

Earnings before income taxes	7,941	5,821	21,718	19,431
Income taxes	635	446	1,486	1,420
Net Earnings	7,306	5,375	20,232	18,011
Less: Net earnings attributable to the non-controlling interest	104	421	360	593

Net earnings attributable to ASIH, Ltd.	$7,202	$4,954	$19,872	$17,418

Net earnings per share:
Basic	$0.70	$0.48	$1.93	$1.69
Diluted	$0.68	$0.47	$1.87	$1.65

Weighted average number of shares outstanding:
Basic	10,271,184	10,303,121	10,282,976	10,297,303
Diluted	10,612,281	10,608,138	10,615,548	10,536,027

Loss Ratio	59.0%	57.7%	60.0%	58.9%
Expense Ratio	39.3%	42.5%	39.8%	40.6%
GAAP combined ratio	98.3%	100.2%	99.8%	99.5%

Operating Earnings:
Net earnings attributable to ASIH, Ltd.	$7,202	$4,954	$19,872	$17,418
Less: Realized investment gains (losses), net of taxes	487	39	1,660	(40)
Operating earnings	$6,715	$4,915	$18,212	$17,458
	At
BALANCE SHEET DATA:	9/30/2010	12/31/2009
Total investments	$805,941	$750,425
Total assets	1,220,712	1,147,660
Unpaid losses and loss adjustment expenses	648,952	616,444
Total liabilities	898,314	872,148
Total shareholders’ equity	322,398	275,512

Book value per share-diluted	$29.81	$25.47

American Safety Insurance Holdings, Ltd. and Subsidiaries
Segment Data
(Unaudited)  (in thousands)

	Three Months Ended December 31, 2010
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross Written Premiums	$37,939	$21,818	$13,977	$(1)	$73,733
Net Written Premiums	32,972	13,865	13,119	(1)	59,955
Net Earned Premiums	30,166	14,574	12,566	(1)	57,305

Underwriting Profit (Loss)	808	(4,762)	1,243	998	(1,713)

Fee Income	109	761	41	(2)	909
Other Income (Loss)	-	-	-	(213)	(213)
Investment Income	5,211	1,257	1,478	93	8,039
Pre-tax Operating Income (Loss)	6,128	(2,744)	2,762	876	7,022

Realized Gains (Losses)					171
Interest and Holding Company Expenses					1,042
Earnings Before Income Taxes					6,151
Income Taxes (Benefit)					(3,568)
Net Earnings					$9,719
Less: Net Loss Attributable to the Non-Controlling Interest					(917)
Net Earnings Attributable to ASIH, Ltd.					$10,636

Loss Ratio	53.5%	80.5%	61.7%	NM	59.8%
Expense Ratio	43.4%	46.9%	28.1%	NM	41.6%
Combined Ratio	96.9%	127.4%	89.8%	NM	101.4%

	Three Months Ended December 31, 2009
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross Written Premiums	$31,548	$13,671	$8,069	$(1)	$53,287
Net Written Premiums	25,591	9,477	8,953	(1)	44,020
Net Earned Premiums	23,512	10,178	8,578	(1)	42,267

Underwriting Profit (Loss)	7,311	(2,020)	(5,334)	(1,688)	(1,731)

Fee Income	95	1,763	222	-	2,080
Other Income (Loss)	-	-	-	7	7
Investment Income	5,360	1,151	968	225	7,704
Pre-tax Operating Income (Loss)	12,766	894	(4,144)	(1,456)	8,060

Realized Gains (Losses)					(135)
Interest and Holding Company Expenses					2,114
Earnings Before Income Taxes					5,811
Income Taxes (Benefit)					(879)
Net Earnings					$6,690
Less: Net Loss Attributable to the Non-Controlling Interest					(216)
Net Earnings Attributable to ASIH, Ltd.					$6,906

Loss Ratio	19.6%	79.2%	116.0%	NM	55.2%
Expense Ratio	48.9%	23.3%	43.6%	NM	44.0%
Combined Ratio	68.5%	102.5%	159.6%	NM	99.2%

American Safety Insurance Holdings, Ltd. and Subsidiaries
Segment Data (Unaudited)
(Dollars in Thousands)

	Twelve Months Ended December 31, 2010
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross Written Premiums	$138,166	$88,784	$50,618	$(7)	$277,561
Net Written Premiums	114,223	62,366	46,658	(7)	223,240
Net Earned premiums	102,907	53,752	44,081	(7)	200,733

Underwriting Profit (Loss)	(4,270)	(3,280)	2,329	16	(5,205)

Fee Income	724	3,615	269	23	4,631
Other Income (Loss)	(223)	-	-	(220)	(443)
Investment Income	21,331	4,891	5,231	685	32,138
Pre-tax Operating Income	17,562	5,226	7,829	504	31,121
Realized Gains					2,251
Interest and Holding Company Expenses					5,503
Earnings Before Income Taxes					27,869
Income Tax Benefit					(2,082)
Net Earnings					$29,951
Less: Net Loss Attributable to the Non-Controlling Interest					(557)
Net Earnings Attributable to ASIH, Ltd.					$30,508

Loss Ratio	56.5%	64.5%	65.5%	NM	59.9%
Expense Ratio	47.0%	34.9%	28.6%	NM	40.4%
Combined Ratio	103.5%	99.4%	94.1%	NM	100.3%

	Twelve Months Ended December 31, 2009
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross Written Premiums	$116,968	$103,155	$33,397	$(1)	$253,519
Net Written Premiums	89,517	39,036	36,247	(91)	164,709
Net Earned Premiums	91,970	40,612	36,026	(91)	168,517

Underwriting Profit (Loss)	4,640	(110)	(5,176)	(3,759)	(4,405)

Fee Income	710	4,183	555	-	5,448
Other Income (Loss)	-	-	-	51	51
Investment Income	21,255	4,563	3,840	896	30,554
Pre-tax Operating Income (Loss)	26,605	8,636	(781)	(2,812)	31,648
Realized Gains (Losses)					163
Interest and Holding Company Expenses					6,568
Earnings Before Income Taxes					25,243
Income Taxes Expense					541
Net Earnings					$24,702
Less: Net Earnings Attributable to the Non-Controlling Interest					377
Net Earnings Attributable to ASIH, Ltd.					$24,325

Loss Ratio	48.1%	60.3%	78.5%	NM	57.9%
Expense Ratio	46.1%	29.7%	34.3%	NM	41.5%
Combined Ratio	94.2%	90.0%	112.8%	NM	99.4%